EXHIBIT 10.1

CONTRACT TERMINATION AGREEMENT

THIS AGREEMENT is made as of the 5th day of May, 2010 by and between Luis F. Saenz (“Saenz”), an individual with an address at Malecon de la Reserva 777, Apt 1702, Lima 18, Peru, and Loreto Resources Corporation, a Nevada corporation with an address at Av. Pardo y Aliaga 699 Of. 802 San Isidro, Peru (the “Company”).

WITNESSETH:

WHEREAS, Saenz and the Company entered into a written employment agreement dated July 21, 2008 (the "Employment Agreement"); and

WHEREAS, both parties wish to terminate the Employment Agreement in accordance with the terms set forth below.

NOW, THEREFORE, in consideration for the mutual promises, covenants and conditions herein, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Termination of the Employment Agreement. The Employment Agreement is hereby terminated in its entirety and each party thereto hereby releases the other from any obligations, claims, liabilities, debts, or otherwise arising out of or in connection with said Employment Agreement.  Furthermore, each party hereby waives any and all rights, remedies, claims, causes of action or other privileges, including, without limitation, any and all rights to compensation, bonuses, vacation accruals, benefits, expense reimbursements or other payments due to Saenz from the Company, it may have or may accrue in the future under said Employment Agreement.

2.           Termination of the Option Agreement.  The Company and Saenz acknowledge that Saenz was granted stock options (the “Options”) in the Company in accordance with the terms of that certain stock option agreement dated July 21, 2008 (the “Option Agreement”) and the Company’s 2008 Equity Incentive Plan.  Saenz acknowledges and agrees that the Options, both vested and unvested, and the Option Agreement are hereby terminated as of the date hereof.  Saenz agrees to promptly deliver the Option Agreement to the Company for cancellation.

3.           Saenz’s Officer and Director Positions.  Saenz shall retain his current officer and director positions until the next annual meeting of the Company’s Board of Directors or until his successors are duly elected and qualified, or until his earlier death, resignation or removal.

4.           Mutual Releases.  Except with regard to the provisions of this Agreement, each of the parties hereby fully and forever releases, acquits, and discharges the other together with his (or its) respective partners, employees, agents, parents, subsidiaries, affiliates or other representatives, heirs, executors, successors and assigns, as the case may be, of and from any and all claims, causes of action, demands, rights, liabilities, charges, obligations, costs, expenses, and attorney's fees of every kind, nature and description, whether legal or equitable, civil or criminal, liquidated or unliquidated, know or unknown, which the parties now have, ever had, or ever in the future will have, for conduct that transpired prior to the execution of this Agreement relating to or under the Employment Agreement.  Except to enforce the terms of this Agreement, each of the parties agrees not to initiate or voluntarily participate in any legal action, charge or complaint against the other.  If either party voluntarily participates in any such action, charge, or complaint, the other shall be entitled to recover his (or its) attorney's fees incurred in defending such action, charge or complaint.

EXHIBIT 10.1

5              Confidentiality. The Company and Saenz agree to keep all matters concerning this Agreement absolutely confidential and agree not to disclose, verbally or otherwise, either the existence or terms of this Agreement to anyone, including but not limited to past, present or future employees or consultants of the Company, except that Saenz may disclose the existence of and the terms and conditions of this Agreement to his spouse, and/or his attorney, and/or his accountant, and/or his tax advisor (to the extent necessary to prepare his tax returns), provided that Saenz makes each such person aware of the confidentiality provisions of this paragraph and that each such person to whom such information is disclosed has previously agreed to keep the existence, terms and conditions of this Agreement confidential, and the Company may disclose this Agreement, or provisions thereof, pursuant to applicable securities  laws.

6.           This Agreement is binding on the parties and their respective successors, heirs and permitted assigns.  Neither this Agreement, nor any of its rights, privileges or duties, is assignable, nor may any of its rights or privileges be pledged, hypothecated or mortgaged by either party without the prior written consent of the other and any attempt to perform any said acts without first obtaining the other party's written consent is hereby declared null and void.

7.           Each party shall execute, acknowledge and deliver to the other, or to such persons, firms or entities as the other party may direct, any and all further or additional instruments or documents which may be reasonably required to give full force and effect to the provisions of this Agreement.

8.           This Agreement contains the entire understanding and agreement between the parties.  Any and all previous agreements between the parties are terminated and superseded hereby.  If any provision of this Agreement is deemed to be illegal, invalid, or unenforceable, the remaining sections shall be unaffected thereby and shall remain in full force and effect.  This agreement can be modified only in a writing signed by both parties hereto.  The section headings herein are for convenience only and shall not affect the construction of the Agreement.  This Agreement is binding upon each party, its respective heirs, executors, successors and permitted assigns.

9.           This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of New York and, to the extent required by local labor law, the laws of country in which the Saenz is based.

[Signature Page Follows]

EXHIBIT 10.1

IN WITNESS WHEREOF, the parties have executed this Agreement of three (3) pages on the day and date first written above.

LORETO RESOURCES CORPORATION

By:
	Nadine C. Smith	Luis F. Saenz
Chairman